Exhibit 8.1

Troutman Pepper Hamilton Sanders LLP 3000 Two Logan Square, Eighteenth and Arch Streets Philadelphia, PA 19103 troutman.com

January 22, 2024

Peoples Financial Services Corp.

150 North Washington Avenue

Scranton, Pennsylvania 18503

Form S-4/A Registration Statement

Ladies and Gentlemen:

We have acted as counsel to Peoples Financial Services Corp., a Pennsylvania corporation (the “PFIS”), in connection with the proposed merger (the “Merger”) of FNCB Bancorp, Inc., a Pennsylvania corporation (“FNCB”) with and into PFIS, with PFIS surviving, pursuant to the terms and conditions of the Agreement and Plan of Merger dated as of September 27, 2023 (the “Agreement”), by and between PFIS and FNCB. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement. At your request, and in connection with the filing of PFIS’s registration statement on Form S-4, including the proxy statement/prospectus forming a part thereof, initially filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, on November 22, 2023, as amended or supplemented (the “S-4”), we are rendering our opinion concerning certain United States federal income tax matters.

In rendering our opinion set forth below, we have examined and relied upon, without independent investigation or verification, the accuracy and completeness of the facts, information, representations, covenants and agreements contained in the Agreement, the S-4, and such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below. In addition, we have relied upon the accuracy and completeness of certain statements, representations, covenants and agreements made by PFIS and FNCB, including factual statements and representations set forth in the letters dated the date hereof from officers of PFIS and FNCB (the “Representation Letters”). For purposes of rendering our opinion, we have assumed that (i) the transaction will be consummated in accordance with the provisions of the Agreement and as described in the S-4 (and no transaction or condition described therein and affecting this opinion will be waived by any party to the Agreement), (ii) the statements concerning the transactions contemplated by the Agreement and the parties referred to in the Agreement, the S-4 and the Representation Letters are true, complete and correct, and will remain true, complete and correct at all times up to and including the Effective Time and thereafter (where relevant), (iii) any statements made in the Agreement, the S-4 or the Representation Letters regarding the “belief” of any person are true, complete and correct, and will remain true, complete and correct at all times up to and including the Effective Time and thereafter (where relevant) in each case as if made without such qualification, and (iv) the parties to the Agreement have complied with, and, if applicable, will continue to comply with, their respective covenants and agreements contained in the Agreement. Our opinion assumes and is expressly conditioned on, among other things, the initial and continuing accuracy and completeness of the facts, information, representations, covenants and agreements set forth in the documents referred to in this paragraph.

Peoples Financial Services Corp. January 22, 2024 Page 2

Additionally, our opinion is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), regulations of the U.S. Department of the Treasury issued or proposed thereunder, published rulings and administrative guidance issued by the Internal Revenue Service, and judicial decisions, each as in effect on the date hereof. Each of the aforementioned authorities is subject to change or new interpretation, possibly with retroactive effect, and any such changes or interpretations could affect the opinion provided herein.

Based upon and subject to the foregoing, we hereby confirm to you that, subject to the limitations, qualifications, exceptions and assumptions set forth herein and in the S-4, the discussion in the section of the Form S-4 entitled “Material U.S. Federal Income Tax Consequences of the Merger”, constitutes our opinion under current law of the material United States federal income tax consequences of the Merger in all material respects.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Form S-4 and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Troutman Pepper Hamilton Sanders LLP